Exhibit 11


         INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Computation of Earnings (Loss) per Common Share
                               (unaudited)

               (in thousands, except per share amounts)



                                                  THREE MONTHS ENDED
                                                 -------------------
                                                  May 27,     May 31,
                                                    2000        1999
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
Average shares of common stock outstanding        18,736      18,756
Dilutive potential common shares                      23          91
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Total adjusted average shares                     18,759      18,847
====================================================================

Earnings from continuing operations              $ 4,750     $ 4,562
Loss from discontinued operations                      -      (7,800)
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Net earnings (loss) applicable to common stock   $ 4,750     $(3,238)
====================================================================

Basic earnings (loss) per share:
  Continuing operations                          $   .25     $   .24
  Discontinued operations                              -        (.41)
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    Total                                        $   .25     $  (.17)
====================================================================

Diluted earnings (loss) per share:
  Continuing operations                          $   .25     $   .24
  Discontinued operations                              -        (.41)
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    Total                                        $   .25     $  (.17)
====================================================================

Basic earnings (loss) per share are computed by dividing net earnings
(loss) by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.